UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ARTERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

2025

Notice & Proxy Statement

Message from our Chief Executive Officer

Dear Stockholder:

I am proud to say that since our 2021 IPO, our business has shown consistent growth in terms of revenue, customer design starts and royalties. In 2024, we reached $57.7M in revenue with customers shipping over 3 billion System-on-Chips (“SoC”) containing Arteris system IP technology. We also are experiencing growth in our SoC integration automation products.

On behalf of this company and its directors, I thank you, our stockholders, for your continued support of the company’s commitment to provide leading semiconductor SoC technology and reliable support to our customers around the world. With SoC-type semiconductors continuing to be increasingly complex, and new companies designing SoCs that make decisions rather than merely process data, the importance of system IP is becoming key to SoC creation. Growth opportunities presented to Arteris IP continue to expand in applications such as automotive, machine learning/artificial intelligence, 5G communications, enterprise and consumer electronics. Another opportunity is our recent entry into the microcontroller system IP market which is off to a promising start. With a strong balance sheet, proven products and a global customer support force, we believe we are well positioned to deal with challenging trends in the current economic climate and geopolitical landscape. The Arteris IP team is committed to being a leader in our market segment even in challenging economic environments.

With this progress in mind, I am pleased to invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Arteris, Inc., which will be held online at www.proxydocs.com/AIP, on June 3, 2025 at 8:30 a.m. Pacific Time. You must register to attend the meeting online at www.proxydocs.com/AIP no later than June 2, 2025 at 5:00 p.m. Eastern Time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the Annual Meeting online, you will be able to vote electronically or via phone using the control number on your proxy card, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Arteris.

Sincerely,

/s/ K. CHARLES JANAC K. Charles Janac Chairman, President and Chief Executive Officer

ARTERIS, INC.

900 E. Hamilton Ave., Suite 300

Campbell, CA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2025 (AT 8:30 A.M. PACIFIC TIME)

To the Stockholders of Arteris, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Arteris, Inc., a Delaware corporation (the “Company”), will be held virtually on Tuesday, June 3, 2025, at 8:30 a.m. Pacific Time. You will be able to attend and participate in the Annual Meeting online by registering at www.proxydocs.com/AIP no later than June 2, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote. The Annual Meeting will be held for the following purposes:

(1) To elect two Class I directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected;

(2) To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of Deloitte & Touche LLP, as the independent registered public accounting firm and independent auditor of the Company for its year ending December 31, 2025; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders who owned common stock of the Company at the close of business on April 10, 2025 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm and independent auditor, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024 AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ANY ONE OF THE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ K. CHARLES JANAC

K. Charles Janac

Chairman, President and Chief Executive Officer

Campbell, California

April 23, 2025

i

ARTERIS, INC.

900 E. Hamilton Ave., Suite 300

Campbell, CA

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2025 (AT 8:30 A.M. PACIFIC TIME)

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Arteris, Inc. (referred to herein as the “Company”, “Arteris”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 3, 2025, at 8:30 a.m. Pacific Time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by registering at www.proxydocs.com/AIP no later than June 2, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 10, 2025 (the “Record Date”) for the first time on or about April 23, 2025. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investor Relations—SEC Filings” section of our website at https://ir.arteris.com/.

The only outstanding voting securities of Arteris are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 41,463,290 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting online to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access on or about April 23, 2025 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 41,463,290 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.proxydocs.com/AIP, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to register to attend the Annual Meeting online at www.proxydocs.com/AIP. You must register online no later than June 2, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2028 annual meeting of stockholders; and

•

Proposal 2—the ratification of the appointment, by the Audit Committee of our Board, of Deloitte & Touche LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for the nominees.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting online. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, you must pre-register to attend the Annual Meeting online and follow the instructions posted at www.proxydocs.com/AIP.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your broker you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting online, you must obtain a valid proxy from your broker. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker to request a proxy form.

Who counts the votes?

Mediant Communications Inc. (“Mediant”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed Proxy Card is returned directly to Mediant for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Mediant on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025 (Proposal 2) is considered routine under applicable rules. A broker may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of two nominees for director; and

•	“For” the ratification of the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 900 E. Hamilton Ave., Suite 300, Campbell, California 95008.

•	You may attend the Annual Meeting online and vote by following the instructions at www.proxydocs.com/AIP. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your broker, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 8:30 a.m. Pacific Time on June 3, 2025. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage you to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to following instructions by registering at www.proxydocs.com/AIP.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2025, to the Secretary of the Company at 900 E. Hamilton Ave., Suite 300, Campbell, California 95008; provided, that if the date of the 2026 annual meeting is earlier than 30 days from June 3, 2026, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the Company’s bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 3, 2026 and March 5, 2026; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 3, 2026, you must give notice not later than the 90th day prior to the 2026 annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (i.e., no later than April 4, 2026 for the 2026 Annual Meeting of Stockholders).

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. On the Record Date, there were 41,463,290 shares outstanding and entitled to vote. Accordingly, 20,731,646 shares must be represented by stockholders present at the Annual Meeting online or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting online. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance in person, or by remote communication, or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation.

We will remain an emerging growth company until the earlier of: (a) the last day of the year following the fifth anniversary of the consummation of our initial public offering, (b) the last day of the year in which we have total annual gross revenue of at least $1.235 billion, (c) the last day of the year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second quarter of such year, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven seated directors, divided into the three following classes:

•	Class I directors: K. Charles Janac and S. Atiq Raza, whose current terms will expire at the Annual Meeting;

•	Class II directors: Antonio J. Viana, Wayne C. Cantwell and Joachim Kunkel, whose current terms will expire at the annual meeting of stockholders to be held in 2026; and

•	Class III directors: Raman K. Chitkara and Claudia Fan Munce, whose current terms will expire at the annual meeting of stockholders to be held in 2027.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. Janac and Mr. Raza have been nominated to serve as Class I directors and have elected to stand for reelection. If elected, each of Mr. Janac and Mr. Raza will hold office from the date of his election by the stockholders until the third subsequent annual meeting of stockholders in 2028 or until his successor is elected and has been qualified, or until his earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Mr. Janac and Mr. Raza have agreed to serve if elected, and management has no reason to believe that any of Mr. Janac and Mr. Raza will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the Class I nominees who are currently standing for re-election, and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 10, 2025 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting of Stockholders
K. Charles Janac	67	Chairman, President and Chief Executive Officer	2005
S. Atiq Raza(1)(2)	75	Director	2014
Class II Directors whose terms expire at the 2026 Annual Meeting of Stockholders
Antonio J. Viana(1)(2)(3)	53	Director	2016

Name	Age	Position/Office Held With the Company	Director Since
Wayne C. Cantwell(1)(3)	60	Director	2014
Joachim Kunkel(1)	66	Director	2024
Class III Directors whose terms expire at the 2027 Annual Meeting of Stockholders
Raman K. Chitkara(3)	66	Director	2021
Claudia Fan Munce	65	Director	2022

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2028 Annual Meeting of Stockholders

K. Charles Janac has served as our President and Chief Executive Officer since May 2005, where he is responsible for growing a global market position for the company that is pioneering the concept of NoC technology. Mr. Janac has served on our Board since July 2005 and has served as Chairman of our Board since August 2007. Mr. Janac’s career spans 40 years and multiple industries including electronic design automation, semiconductor capital equipment, nano-technology, industrial polymers and venture capital. From September 2001 to January 2003, Mr. Janac served as President and Chief Executive Officer of Nanomix, helping build the start-up nano-technology company. Prior to that, from 1999 to 2001, Mr. Janac worked as Entrepreneur-in-Residence at Infinity Capital, a leading early-stage Venture Capital firm, where he consulted on Information Technology investment opportunities. Mr. Janac formed Smart Machines, a manufacturer of semiconductor automation equipment, in October 1992 and served as President and Chief Executive Officer from 1993 to 1999. Mr. Janac sold it to Brooks Automation, a semiconductor manufacturing company, in May 1999. In the first decade of his career, Mr. Janac held various marketing and sales positions at Cadence Design Systems, a public computer software company, from 1983 to 1992, where he helped build the company into one of the ten largest technical software companies in the world. Mr. Janac holds a B.S. and M.S. degree in Organic Chemistry from Tufts University and an M.B.A from Stanford Graduate School of Business. We believe Mr. Janac is qualified to serve on our board of directors because of his extensive management and leadership experience with technology companies.

S. Atiq Raza has served as a member of our Board since January 2014. Since June 2014, Mr. Raza has served as the Chairman of Virsec Systems, Inc., a cybersecurity software company. Mr. Raza also serves as an independent director of Weebit Nano, a non-volatile memory company, and as Chairman of the board of directors of both PeerNova, a company applying Blockchain technology to financial data transport, and CloudDefense, a software company that provides security scanning tools. Formerly, Mr. Raza served as President and Chief Operating Officer of Advanced Micro Devices, Inc., a publicly traded semiconductor company, from January 1996 to October 1999. In January 2008, the SEC filed insider trading charges against Mr. Raza alleging he unlawfully traded on confidential information he received in his capacity as a director of OrthoClear Holdings, Inc. Also in January 2008, without admitting or denying the SEC’s allegations, Mr. Raza agreed to pay a total of approximately $3.0 million, which was comprised of the disgorgement of his trading profits, a civil penalty and interest. In addition, Mr. Raza agreed to a five-year ban from serving as a director or officer of any publicly traded company. The ban expired on January 24, 2013. Mr. Raza holds a BS

(Hon) in Physics from the University of the Punjab in Lahore, a BS (Hon) in Electronic Engineering from the University of London, United Kingdom and a MS in Materials Science and Engineering from Stanford University. We believe Mr. Raza’s knowledge and insight, gained through his experience in leading companies in the semiconductor field and technology sector generally, make him well qualified to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Antonio J. Viana has served as a member of our Board since October 2016. In addition to Arteris, Mr. Viana serves as a non-executive director for BrainChip Holdings Ltd, PQShield Ltd and Parsley360 Inc. Mr. Viana has served with BrainChip, an Australian and U.S. based neuro-morphic AI Processor company, since June 2021. In March of 2022, Mr. Viana was appointed Chairman of the Board for BrainChip. In November 2024, Mr. Viana was appointed to the board of PQShield Ltd, a world leading provider of post-quantum cryptography solutions. In October 2024, Mr. Viana was appointed to the board of Parsley360 Inc, a US based, emerging PaaS company empowering corporate performance through its innovative use of data driven, empathetic AI. From August 2016 to 2021, Mr. Viana served as the Executive Chairman of QuantalRF AG, a next generation, front-end RF solutions company. Prior to that, Mr. Viana served in a number of senior leadership positions at ARM Holdings from 1998 to 2005 and from 2008 to 2015, most notably as President and Executive VP of Commercial and Global Development, Executive VP of Worldwide Sales and Global Director of the ARM Foundry Program. Mr. Viana also served as Senior Vice President of Worldwide Sales at Tensilica (now Cadence) from 2005 to 2008. Mr. Viana holds a BS in Industrial and Systems Engineering from California Polytechnic State University, San Luis Obispo. We believe Mr. Viana’s extensive experience in the technology sector makes him well qualified to serve as a member of our Board.

Wayne C. Cantwell serves as our Lead Independent Director and has served as a member of our Board since January 2014. Since November 2009, Mr. Cantwell has served as a Cofounder and Managing Director of Decathlon Capital Partners, a provider of growth stage capital. Mr. Cantwell also previously served as General Partner of Crescendo Ventures, a venture capital firm, from February 2003 to 2022. Prior to that, from 2003 to 2004, Mr. Cantwell served as Chief Executive Officer of SOISIC SA, a French Semiconductor Licensing Company. Prior to that, from 1999 to 2001, Mr. Cantwell served as Chief Executive Officer of inSilicon Corporation, a semiconductor licensing company. Mr. Cantwell holds a BSEET in Engineering from DeVry Institute of Technology. We believe Mr. Cantwell’s extensive experience in leadership positions at venture capital firms and his knowledge and insight in the technology sector make him well qualified to serve as a member of our Board.

Joachim Kunkel has served as a member of our Board since September 2024. Mr. Kunkel is an industry leader with three decades of experience at Synopsys, Inc., a publicly-traded software company, where he most recently served as the General Manager of Synopsys’ Intellectual Property (IP) business unit. In this role, he built the Synopsys IP business and grew Synopsys’ IP revenue to over $1.5B, making Synopsys the industry’s second-largest IP provider and the largest provider of Foundation IP and Interface IP. While at Synopsys, Joachim also laid the foundation for Synopsys’ virtual prototyping and FPGA-based prototyping business. Before joining Synopsys in 1994, Joachim was a co-founder of CADIS GmbH in Aachen, Germany. There, he served as Managing Director and performed various duties in engineering, sales, and marketing. Before co-founding CADIS he was a research assistant at the Aachen University of Technology, where he conducted research in system-level simulation techniques for digital signal processing, with special emphasis on parallel computing. Joachim holds an M.S.E.E. degree, the Dipl.-Ing. der Nachrichtentechnik, from the Aachen University of Technology.

Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Raman K. Chitkara has served as a member of our Board since January 2021. Mr. Chitkara has also served as a director of Automation Anywhere, a software company that develops robotic process automation software, since March 2021, and as a director of SiTime, a publicly traded supplier of silicon timing solutions, since November 2019. Mr. Chitkara previously served as a director of Xilinx, a publicly traded supplier of programmable logic devices, from August 2018 until February 2022, when Xilinx was sold to Advanced Micro Devices, a public semiconductor company. Previously, from September 1984 to June 2018, Mr. Chitkara served in a number of roles, including as a partner and Global Technology Industry Leader, at PwC in the United States. Mr. Chitkara holds a Bachelor of Commerce in accounting and business management from Shri Ram College of Commerce, University of Delhi, in India. We believe Mr. Chitkara’s extensive accounting expertise and his insights gained as a public company director make him well qualified to serve as a member of our Board.

Claudia Fan Munce has served as a member of our Board since May 2022. Ms. Munce has served as a Venture Advisor at New Enterprise Associates, one of the world’s largest venture capital firms, since January 2016. Previously, she served as a Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. from 2004 to 2015; Director of Strategy, IBM Venture Capital Group from 2003 to 2004; and Head of Technology Transfer and Licensing, IBM Research from 1994 to 2000. Ms. Munce currently serves on the boards of Best Buy Co., Inc., a retailer of electronic goods and services, and BMO Financial Group, as well as many private and non-profit organizations. Claudia is also an award winning faculty member of Stanford Graduate School of Business where she teaches Corporate Governance and Entrepreneurship and Venture Capital. We believe Ms. Munce’s extensive experience serving on the boards of public companies as well as leadership experience at venture capital firms make her well qualified to serve as a member of our board of directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT AUDITOR

Appointment of Independent Registered Public Accounting Firm and Independent Auditor

The Audit Committee of our Board has appointed Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm and independent auditor for the year ending December 31, 2025, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Representatives of Deloitte are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed by Deloitte, our current independent registered public accounting firm, relating to the year ended December 31, 2024 and December 31, 2023.

	Year Ended December 31,
	(in thousands)
	2024	2023
Audit Fees(1)	$1,225	$956
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,225	$956

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee or a delegate of the Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate additional pre-approval policies established by the Audit Committee. This policy is set forth in the charter of the Audit Committee and is available at https://ir.arteris.com/corporate-governance/governance-overview.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by Deloitte in 2024 and 2023 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT AUDITOR.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Arteris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.arteris.com/corporate-governance/governance-overview. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Arteris’ audited financial statements as of and for the year ended December 31, 2024.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm and independent auditor for the year ended December 31, 2024, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with Deloitte their independence from the Company and its management. Finally, the Audit Committee discussed with Deloitte, with and without management present, the scope and results of Deloitte’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee

Raman K. Chitkara, Chair

Wayne C. Cantwell

Antonio J. Viana

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at https://ir.arteris.com/corporate-governance/governance-overview. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://ir.arteris.com/corporate-governance/governance-overview.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that none of Wayne C. Cantwell, S. Atiq Raza, Antonio J. Viana, Claudia Fan Munce. Raman K. Chitkara and Joachim Kunkel, representing six of our seven directors, following the Annual Meeting, assuming that all Class I directors are re-elected, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq’s rules. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationship exists, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Janac currently serves as both Chief Executive Officer and Chairman and President of the Board, and Mr. Cantwell currently serves as the Lead Independent Director of our Board. In his role as Lead Independent Director, Mr. Cantwell presides over the executive sessions of the Board and acts as a liaison between management and the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and approves or disapproves any related person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•

is responsible for reviewing our audited financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;

•	reviews related persons transactions;

•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters;

•	discusses our policies and procedures with respect to risk assessment, including cyber risk assessments; and

•	reviews the Audit Committee charter and the committee’s performance annually.

The current members of our Audit Committee are Raman K. Chitkara, Wayne C. Cantwell and Antonio J. Viana. Mr. Chitkara serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Chitkara is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that Mr. Chitkara, Mr. Cantwell and Mr. Viana are “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://ir.arteris.com/corporate-governance/governance-overview.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. Among other things, the Compensation Committee:

•	reviews and approves the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•

evaluates the performance of our Chief Executive Officer in light of those goals and objectives and sets (either alone, or if directed by Board, in conjunction with a majority of the independent directors of the Board) the Chief Executive Officer’s compensation based on such evaluations;

•	reviews and sets or makes recommendations to the Board regarding the compensation of executive officers, other than the Chief Executive Officer;

•	reviews and makes recommendations to the Board regarding director compensation;

•	reviews and approves or makes recommendations to our Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•	reviews the compensation committee charter periodically and the performance of the compensation committee and its members, including compliance by the compensation committee, periodically.

The current members of our Compensation Committee are Wayne C. Cantwell, Antonio J. Viana, S. Atiq Raza and Joachim Kunkel. Mr. Cantwell serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://ir.arteris.com/corporate-governance/governance-overview.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), a national executive compensation consulting firm. Compensia was engaged to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals proposed by management. In compliance with the proxy disclosure requirements under Regulation S-K established by the SEC regarding the independence of compensation consultants, Compensia addressed each of the six independence factors established by the SEC with the Compensation Committee. Each of the responses affirmed the independence of Compensia on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. Additionally, in 2023 the Company pledged to interview qualified candidates across genders and/or underrepresented minorities as set forth in the Parity.org pledge.

The current members of our Nominating and Corporate Governance Committee are Antonio J. Viana, Claudia Fan Munce and S. Atiq Raza. Mr. Viana serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website page at https://ir.arteris.com/corporate-governance/governance-overview.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to the Company’s industry;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	broad range of viewpoints, background, experience and other characteristics.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its broad range of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, 10 days after the date on which public disclosure of the date of such annual meeting was first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, indirect and direct interests in securities of the Company, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct material interests in any material contract or agreement between the nominating stockholder and any other participants in such solicitation, including, all information that would be required to be disclosure pursuant to Item 404 under Regulation S-K, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from the Secretary of the Company, at 900 E. Hamilton Ave., Suite 300, Campbell, California 95008.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met seven (7) times during 2024. The Audit Committee met four (4) times. The Compensation Committee met five (5) times. The Nominating and Corporate Governance Committee met four (4) times. During 2024, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary of the Company, 900 E. Hamilton Ave., Suite 300, Campbell, California 95008. The Secretary of the Company will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2024, our Compensation Committee consisted of Mr. Cantwell, Mr. Viana, Mr. Raza, and Mr. Kunkel upon his joining the Board. None of the members of our Compensation Committee during 2024 nor any of the current members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in February 2025 to better align the interests of our non-employee directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our non-employee directors are required to achieve ownership of our common stock valued at five times their annual cash retainer. The share price used to determine compliance under these guidelines shall be the original acquisition cost of such equity as opposed to being marked to market at the measurement date. Compliance with these guidelines will be evaluated annually, as determined by the Nominating and Corporate Governance Committee. Each non-employee director covered by the guidelines has five years from the date that such individual became subject to the guidelines to achieve the minimum ownership requirements.

Compensation Recovery (“Clawback”) Policy

Our Board has adopted the Company’s Policy for Recovery of Erroneously Awarded Compensation (“clawback policy”), effective as of October 2, 2023, applicable to our current and former executive officers, as defined in Exchange Act Rule 10D-1(d), in accordance with SEC rules and the applicable Nasdaq listing standards. This clawback policy applies to incentive-based compensation that is granted, earned or vested wholly or in part upon attainment of one or more financial reporting measures (each, a “Financial Reporting Measure”) that is received by an executive officer (1) after beginning service as an executive officer, (2) who served as an executive officer at any time during the performance period for that compensation and (3) during the three completed fiscal years immediately preceding the date on which the Company concludes, or reasonably should have concluded, that the Company is required to prepare a restatement with respect to any such Financial Reporting Measure. The clawback policy provides that, in the event of a restatement of our financial statements due to material noncompliance with financial reporting requirements, the administrator of the clawback policy will recover (subject to limited exceptions) the amount (as determined on a pre-tax basis) of incentive-based compensation erroneously received by an executive officer (i.e., in the event that the amount of such compensation was calculated based on the achievement of certain financial results that were subsequently revised due to the restatement, and the amount of the incentive-based compensation that would have been earned by such executive officer had the financial results been properly reported would have been lower than the amount actually paid).

Insider Trading Policy

Our Board has adopted our Insider Trading Compliance Policy and Procedures (the “Insider Trading Policy”), effective February 27, 2023, governing the purchase and sale of securities by our officers, directors, employees and other persons designated by the Chief Compliance Officer as being subject to the Insider Trading Policy. The policy prohibits all individuals subject to the Insider Trading Policy from trading in any type of security (including related derivative instruments) while aware of material nonpublic information, whether the issuer of such security is us or any other company, and also prohibits “tipping” such information. Additionally, certain individuals are prohibited from trading securities during various periods throughout the year in connection with the public release of our quarterly financial results, and certain individuals must receive pre-clearance from our Chief Compliance Officer (or the Chief Financial Officer for transactions by the Chief Compliance Officer) prior to engaging in any transaction in our securities. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, regulations and exchange listing standards applicable to us. More information regarding our Insider Trading Policy can be found in Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Prohibition on Hedging, Pledging and Similar Transactions

All employees, officers, the non-employee members of our Board and certain consultants of the Company are subject to our Insider Trading Policy. The policy prohibits the covered individuals from purchasing or selling any of our securities while in possession of material nonpublic information.

Our Insider Trading Policy also prohibits covered individuals, including our NEOs, from (i) making short sales of our securities, (ii) engaging in transactions in puts, calls or other options or derivative instruments related to our securities, (iii) engaging in any hedging or similar transaction designed to decrease the risks associated with holding our securities and (iv) purchasing our securities on margin or pledging our securities as collateral.

Board Diversity

Among our seven Board members as of April 23, 2025, one Board member self-identifies as female, and six Board members self-identify as male. One Board member self-identifies as white, three Board members self-identify as Asian, one Board member self-identifies as Hispanic, Latino or Latinx, and two Board members do not disclose demographic background.

TRANSACTIONS WITH RELATED PERSONS

We describe below transactions and series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years with any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Transchip License Agreement

In February 2022, Arteris IP (Hong Kong) Ltd., now Arteris HK Limited, our wholly-owned subsidiary, entered into a Share Purchase and Shareholders Agreement (the “SPA”) with certain investors and Ningbo Transchip Information Consulting Partnership. The transaction closed on June 20, 2022.

Pursuant to the SPA, we subscribed to the registered capital of Transchip Technology (Nanjing) Co., Ltd. (“Transchip”), our formerly wholly-owned subsidiary. As a result, the registered capital of Transchip increased to $29.4 million. We subscribed for the registered capital of approximately $11.9 million, of which $11.6 million of the contribution was contributed in-kind by way of an interconnect solutions and software technology license by us pursuant to a five-year technology license and services agreement which can be extended automatically for another five-year term, and the remaining was paid in cash. Upon closing of the transaction, Transchip was deconsolidated as our subsidiary.

Following the consummation of the foregoing transactions, we held approximately 40% of the common stock of Transchip on a fully diluted basis. In September 2022, Transchip completed a second funding with additional investors. We did not provide additional investments in the second funding. As a result, our ownership interest in Transchip was diluted to 35.0% of the common stock of Transchip on a fully diluted basis.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers. For more information regarding these agreements, see “Executive Compensation–Narrative to Summary Compensation Table.”

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Other Transactions

In November 2020, we entered into a lease agreement with Isabelle Geday, a former member of the Board who resigned in March 2025. The lease payments were $0.2 million in each of 2023 and 2024. In December 2020, we also entered into a consulting agreement with Ms. Geday, which became effective as of December 1, 2021. The consulting agreement term concluded in November 2024. The payments pursuant to the consulting agreement were $0.2 million in each of 2023 and 2024.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DIRECTOR COMPENSATION

For year 2024, our non-employee directors were compensated under our non-employee director compensation program, as summarized below. The non-employee director compensation program was determined by our Board after consultation with Compensia, an independent compensation consultant.

Cash Compensation. All non-employee directors are entitled to receive the cash compensation as set forth in the tables below.

Board Service

Non-Employee Director:		$50,000

Additional Board Service
Lead Independent Director:		$25,000

Additional Committee Service
	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

Director fees are payable in cash in arrears in four equal quarterly installments not later than 30 days following the final day of each calendar quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board or applicable committee of the Board.

Directors may elect to receive all or a portion of their cash fees in RSUs, with each such RSU award covering a number of shares calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such director by (ii) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “30 day average price”). Such RSUs will be automatically granted on the fifth day of the month following the end of the calendar quarter to which the corresponding director fees were earned and will be fully vested on grant.

Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2021 Incentive Award Plan (the “2021 Plan”) (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the outside director compensation policy. Under the non-employee director compensation program, nondiscretionary, automatic grants of RSUs are made to our non-employee directors as follows:

•

Initial RSU grant: Unless otherwise provided by the Board prior to commencement of service of an applicable director, each non-employee director will automatically be granted that number of RSUs upon the director’s initial appointment or election to our Board, referred to as the Initial Grant, calculated by dividing (i) $300,000 by (ii) the 30 day average price. The Initial RSU Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.

•

Annual RSU grant: Each nonemployee director who (i) has been serving on our Board for four months prior to an annual meeting and (ii) will continue to serve on our Board following such annual meeting, will automatically be granted that number of RSUs upon such annual meeting, calculated by dividing (i) $150,000 (or $250,000 for the Lead Independent Director)

by (ii) the 30 day average price. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting, subject to continued service through the applicable vesting date.

All equity awards granted to members of our Board will fully vest if the Company experiences a change in control, subject to the applicable Board member’s continued service through such date.

In addition, each director may elect to defer the settlement of all or a portion of their RSUs they receive under the non-employee director compensation program until the earliest of a fixed date properly elected by the director, the director’s termination of service or a change in control.

In addition to the compensation under our non-employee director compensation program, effective as of December 1, 2021, Isabelle Geday, a former member of the Board, entered into a consulting agreement with us for a three-year term. Pursuant to the consulting agreement, Ms. Geday provided certain consulting services for a fee of $26,445 per month for the first 12 months and $19,445 per month thereafter until November 30, 2024. Ms. Geday resigned from the Board effective March 27, 2025. In recognition of Ms. Geday’s long-standing service to the Company, the Board approved the accelerated vesting of 19,287 RSUs granted to Ms. Geday pursuant to the annual award granted in connection with the Company’s 2024 annual meeting of stockholders. Ms. Geday’s 2024 annual award would otherwise have vested on the earlier of June 4, 2025 and the date of the Annual Meeting.

2024 Director Compensation

The following table sets forth information for 2024 regarding the compensation awarded to, earned by or paid to our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other ($)(3)	Total ($)
Antonio Viana	77,500	147,738	—	225,238
S. Atiq Raza	62,500	147,738	—	210,238
Wayne Cantwell	100,000	246,231	—	346,231
Claudia Fan Munce	55,000	147,738	—	202,738
Isabelle Geday(4)	50,000	147,738	213,895	411,633
Raman Chitkara	70,000	147,738	—	217,738
Joachim Kunkel	16,719	285,884	—	302,603

(1)

The amounts reported represent the aggregate dollar amount of all fees earned or paid in cash to each nonemployee director for their service as a director during 2024, including any annual retainer fees, committee and/or chairmanship fees. Cash fees are paid quarterly in arrears. Pursuant to the non-employee director compensation program, each of Mr. Viana and Mr. Kunkel elected to receive 100% of their quarterly cash retainers in the form of an RSU award. The fully vested RSU awards consisted of 9,892 RSUs for Mr. Viana and 1,826 RSUs for Mr. Kunkel, each of which was calculated by dividing each quarterly retainer otherwise payable in cash as reported in this column by the applicable 30-day average price.

(2)

Amounts shown represents the grant date fair value of RSUs granted during year 2024 as calculated in accordance with FASB ASC 718, Compensation—Stock Compensation (ASC Topic 718) and the assumptions outlined in Note 13 of our financial statements included in our 2024 Annual Report on Form 10-K. These amounts do not correspond to the actual value that may be recognized by the director upon settlement of the applicable awards or sale of the underlying shares of stock.

(3)	Amounts shown for Ms. Geday represent consulting fees earned by Ms. Geday for 2024, as described above.
(4)	Ms. Geday resigned from the Board effective as of March 27, 2025.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested RSU awards held as of December 31, 2024 by each non-employee director who was serving as of December 31, 2024.

Name	Options Outstanding at Year End	Unvested RSUs Outstanding at Year End
Antonio Viana	56,250	19,287
S. Atiq Raza	—	19,287
Wayne Cantwell	75,000	32,145
Claudia Fan Munce	—	26,725
Isabelle Geday(1)	455,000	34,837
Raman Chitkara	—	19,287
Joachim Kunkel	—	40,096

(1)	Ms. Geday resigned from the Board effective as of March 27, 2025.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 10, 2025.

Name	Age	Position
Executive Officers
K. Charles Janac	67	President and Chief Executive Officer, Chairman of the Board
Nicholas B. Hawkins	63	Vice President and Chief Financial Officer
Laurent R. Moll	53	Chief Operating Officer
Paul L. Alpern	60	Executive Vice President and General Counsel

The biographical information of Mr. Janac is included above under “Proposal No. 1 Election of Directors.”

Nicholas B. Hawkins has served as our Chief Financial Officer since November 2019. Previously, from January 2008 to November 2019, Mr. Hawkins served as Chief Financial Officer of Corsair Gaming, Inc., a publicly traded provider of hardware devices for the computer gaming industry. Prior to that, from 2006 to 2008 Mr. Hawkins served as Chief Financial Officer of Zetex Semiconductors plc, a semiconductor company listed on the London Stock Exchange. Mr. Hawkins worked for PricewaterhouseCoopers (“PwC”), a provider of audit and associated professional services, in London, England as an auditor. Mr. Hawkins holds a BSc (Hons) in Environmental Chemical Engineering from Exeter University in England. Mr. Hawkins is a Fellow of the Institute of Chartered Accountants in England & Wales.

Laurent R. Moll has served as our Chief Operating Officer since March 2021. Previously, from October 2013 to March 2021, Dr. Moll worked for Qualcomm, Inc., a publicly traded provider of intellectual property, semiconductors, software, and services related to wireless technology, including as Vice President Engineering from November 2017 to March 2021. Prior to that, Dr. Moll served as Chief Technical Officer of Arteris from July 2011 to October 2013. Before that, from 2008 to 2011, Dr. Moll served as Senior Architecture Manager at NVIDIA Corporation, a publicly traded computer systems design services company. Dr. Moll holds PhD, MS and Engineering degrees in Computer Science from Ecole Polytechnique in France and an Engineering degree in Computer Science from Telecom ParisTech in France. Dr. Moll is a named inventor on more than 60 US patents.

Paul L. Alpern has served as our Vice President and General Counsel since August 2019, and Executive Vice President and General Counsel since June 2024. Previously, from July 2017 to August 2019, Mr. Alpern served as Vice President and General Counsel of Wave Computing, Inc., an artificial intelligence processor technology company. Prior to that, from February 2016 to July 2017, Mr. Alpern served at Associate General Counsel of Applied Micro Circuits Corporation (acquired by MACOM Technology Solutions Holdings, Inc.), a producer of semiconductor devices. Prior to that, from May 2006 to February 2016, Mr. Alpern served as Director and then Senior Director, Legal of SanDisk Corporation, a flash memory storage company. Mr. Alpern holds a JD from Harvard Law School and a BA in Economics from University of California, Berkeley.

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, we are not required to make certain disclosures related to executive compensation, such as providing a Compensation Discussion and Analysis section or holding a non-binding advisory vote on executive compensation, and we have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our named executive officers (NEOs) for 2024 were as follows:

•	K. Charles Janac, our President and Chief Executive Officer;

•	Laurent R. Moll, our Chief Operating Officer; and

•	Nicholas B. Hawkins, our Chief Financial Officer.

2024 Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the years ending on December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive - Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
K. Charles Janac	2024	404,000	—	723,800	349,379	6,060	1,483,239
Chairman, President and Chief Executive Officer	2023	404,000	—	641,550	278,760	13,200	1,337,510
Laurent R. Moll	2024	352,625	1,333	492,800	116,014	10,755	973,527
Chief Operating Officer	2023	352,625	—	446,410	92,564	10,193	901,792
Nicholas B. Hawkins	2024	326,200	—	394,240	159,447	12,266	892,152
Chief Financial Officer	2023	326,200	—	344,744	127,218	13,200	811,362

(1)	The amount reported represents a patent incentive award bonus.
(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the NEOs, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements in our Annual Report on Form 10-K. The actual amount ultimately realized by any NEO is based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time.

(3)

Amounts shown represent the annual performance-based cash bonuses and commissions earned by our NEOs based on the achievement of certain corporate performance objectives during 2024. These amounts were paid to the NEOs following certification of the performance objectives in February 2025. Please see the descriptions of the annual performance bonuses paid to our NEOs under “Non-Equity Incentive Payments for 2024” below, including target amounts.

(4)	Amounts shown for 2024 represent the 401(k) match contributed by the Company.

2024 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our Board and compensation committee may adjust base salaries from time to time in their discretion. For 2024, Messrs. Janac, Moll and Hawkins had an annual base salary of $404,000, $352,625 and $326,200, respectively, in each case consistent with such named executive officer’s base salary for 2023.

Non-Equity Incentive Payments and Bonus for 2024

We maintain an annual performance-based cash bonus program in which Messrs. Janac, Moll and Hawkins participated in 2024. Messrs. Janac’s, Moll’s and Hawkins’s target bonus is expressed as a percentage of the named executive officer’s annual base salary which can be achieved by meeting company financial and operational goals and individual goals. The 2024 annual bonuses for Messrs. Janac, Moll and Hawkins were targeted at 92%, 35% and 52% of their respective base salaries. Our Board has historically reviewed these target percentages to ensure they provide appropriate incentives to achieve the performance objectives established for the year. Our Board set these rates based on each NEO’s experience in the NEO’s role with us and the level of responsibility held by the NEO, which we believe directly correlates to the NEO’s ability to influence corporate results.

For determining performance bonus amounts, our Board sets certain corporate performance goals after receiving input from our Chief Executive Officer. Following its review and determinations of corporate and individual performance for 2024, our Board determined an achievement level of 94% of the target bonuses for each of Messrs. Janac, Moll and Hawkins. The actual amount of the 2024 annual bonus paid to each NEO for 2024 performance is set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

In February 2024, in connection with our annual compensation review, we granted to each named executive officer an award of RSUs (117,500 RSUs for Mr. Janac, 80,000 RSUs for Mr. Moll and 64,000 RSUs for Mr. Hawkins). The RSUs vest with respect to 1/16th of the underlying shares over 16 quarters starting on April 1, 2024, subject to the applicable named executive officer’s continued service through the applicable vesting date.

Practices and Policies Relating to the Grant of Certain Equity Awards

During 2024, we did not grant any stock options to our named executive officers, as grants of stock options are not a component of our executive compensation program. Consequently, during 2024, we did not have a formal policy with respect to the timing of such grants in relation to the disclosure of material nonpublic information by the Company.

During 2024, there were no equity grants made to our named executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We currently maintain a 401(k) retirement savings plan with matching contributions for our U.S. employees, including our named executive officers who are located in the United States, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We have a matching contribution program under our 401(k) plan, whereby we match 100% on the first 3% and 50% on the next 2% contributed to the 401(k) each pay period. This company match is 100% vested.

All of our full-time U.S. employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance. Our full-time employees outside the U.S., including our named executive officers, are eligible to participate in local statutory health and welfare benefits.

Perquisites and Other Personal Benefits

We did not provide any perquisites to our named executive officers in year 2024, but our compensation committee may from time to time approve them in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Outstanding Equity Awards at 2024 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2024. All options and RSUs are subject to the applicable NEO continuing to provide services to us through the applicable vesting date. See the paragraphs below under the headings “NEO Employment Agreements” for information about the impact of qualifying terminations of employment and a change in control on vesting of these options and RSUs.

	Option Awards						Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
K. Charles Janac	11/11/2021	(2)	—	—	—	—	13,213	134,640
	3/7/2023	(3)	—	—	—	—	66,094	673,498
	2/1/2024	(4)	—	—	—	—	95,469	972,829
Laurent R. Moll	04/28/2021	(5)	—	—	—	—	65,206	664,449
	04/28/2021	(6)	—	—	—	—	40,753	415,273
	11/11/2021	(2)	—	—	—	—	6,485	66,082
	3/7/2023	(3)	—	—	—	—	45,990	468,638
	2/1/2024	(4)	—	—	—	—	65,000	662,350
Nicholas B. Hawkins	12/19/2019	(7)	197,396	—	0.56	12/18/2029
	11/11/2021	(2)	—	—	—	—	4,634	47,220
	3/7/2023	(3)	—	—	—	—	35,517	361,918
	2/1/2024	(4)	—	—	—	—	52,000	529,880

(1)

Amounts shown are based on market value per share of our common stock of $10.19, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2024 (which was the last trading day in 2024).

(2)	12.5% of the RSUs vest on May 1, 2022, and then 1/16th on the first of the third month of the quarter thereafter over the remaining 14 quarters.
(3)	1/16th of the RSUs vest on April 1, 2023 and then on each quarterly anniversary thereafter.
(4)	1/16th of the RSUs vest on April 1, 2024 and then on each quarterly anniversary thereafter.
(5)	34,794 RSUs vest on March 15, 2022, 100,000 RSUs vest on September 1, 2022, 2023 and 2024, respectively, and the remaining 65,206 RSUs vest on September 1, 2025.
(6)	84,247, 62,500, 62,500 and 40,753 RSUs vest on September 1 of 2022, 2023, 2024 and 2025, respectively.
(7)	The stock options vested as to 25% of the shares subject to the option on November 11, 2020 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter.

Executive Compensation Arrangements

NEO Employment Agreements

We entered into an offer letter with each NEO other than Mr. Janac. Each such offer letter sets forth the terms of the named executive officer’s employment with us, including base salary, initial equity award grant and benefit entitlements. We have also entered into a change in control and severance agreement with each of our named executive officers, each of which was renewed in July 2024 for a three-year term.

Under these agreements, if the applicable named executive officer’s employment with us is terminated without “cause” or the applicable named executive officer resigns for “good reason” (as each is defined in the applicable severance agreement), the named executive officer will be entitled to receive: (i) 12 months for Mr. Janac, nine months for Mr. Hawkins and six months for Mr. Moll of continued payment of base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months for Mr. Janac, nine months for Mr. Hawkins and six months for Mr. Moll. In lieu of the foregoing benefits, if the applicable named executive officer’s employment with us is terminated without “cause” or such NEO resigns for “good reason” during the period commencing on three months prior to a Change in Control (as defined in the 2021 Plan) and ending on the 12-month anniversary following such Change in Control, the applicable named executive officer will be entitled to receive: (i) 18 months for Mr. Janac and 12 months for Messrs. Moll and Hawkins of continued payment of base salary, (ii) a pro-rated portion of his target annual bonus, (iii) payment or reimbursement of the cost of continued healthcare coverage for 18 months for Mr. Janac and 12 months for Messrs. Moll and Hawkins and (iv) full accelerated vesting of any unvested equity awards (except for any performance awards, which shall be governed by the terms of the applicable award agreement). The foregoing severance benefits are subject to the applicable named executive officer’s delivery of an executed release of claims against us and continued compliance with the applicable named executive officer’s confidentiality agreement with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 10, 2025 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2025 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 41,463,290 shares of our common stock issued and outstanding on April 10, 2025. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Arteris, Inc., 900 E. Hamilton Ave., Suite 300 Campbell, CA 95008.

	Beneficial Ownership
Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Bayview Legacy, LLC(1)	9,907,691		9,907,691	23.9%
Named Executive Officers and Directors:
K. Charles Janac(2)	10,066,609	6,250	10,072,859	24.3%
Wayne C. Cantwell(3)	234,814	107,145	341,959	*
Raman K. Chitkara(4)	72,250	64,778	137,028	*
S. Atiq Raza(5)	684,320	19,287	703,607	1.7%
Antonio J. Viana(6)	203,371	75,537	278,908	*
Claudia Fan Munce(7)	53,287	19,287	72,574	*
Joachim Kunkel(8)	—	3,660	3,660	*
Laurent R. Moll(9)	244,558	2,500	247,058	*
Nicholas B. Hawkins(10)	66,074	200,521	266,595	*
All directors and executive officers as a group (10 persons)(11)	11,626,422	601,465	12,227,887	29.1%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Consists of 9,907,691 shares of common stock directly held by Bayview Legacy, LLC (“Bayview”). K. Charles Janac, our President, Chief Executive Officer and a member of our Board, is the manager of Bayview, and has shared dispositive power over the shares of our common stock owned by Bayview.

(2)

K. Charles Janac is the manager of Bayview and may be deemed to beneficially own the shares discussed in footnote (1) above. In addition to the shares discussed in footnote (1) above, consists of (i) 102,666 shares of common stock held directly by K. Charles Janac, (ii) 56,252 shares of common stock held by Charles and Lydia Janac Trust and (iii) 6,250 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2025.

(3)

Consists of (i) 196,054 shares of common stock held directly by Wayne C. Cantwell, (ii) 38,760 shares of common stock held by Decathlon Capital Management 401K Plan FBO Wayne Cantwell and (iii) an aggregate of 107,145 shares of common stock that may be acquired pursuant to the exercise of stock options or the vesting of RSUs within 60 days of April 10, 2025.

(4)	Consists of (i) 72,250 shares of common stock and (ii) 64,778 shares of common stock that may be acquired pursuant to the vesting of RSUs within 60 days of April 10, 2025.
(5)

Consists of (i) 684,320 shares of common stock held by the Saiyed Atiq Raza and Nandini Saraiya 2012 Revocable Trust dated 11/26/2012 and (ii) 19,287 shares of common stock that may be acquired pursuant to the vesting of RSUs within 60 days of April 10, 2025.

(6)

Consists of (i) 2,041 shares of common stock, (ii) 201,330 shares of common stock held by Viana Family Trust, and (iii) an aggregate of 75,537 shares of common stock that may be acquired pursuant to the exercise of stock options or the vesting of RSUs within 60 days of April 10, 2025.

(7)	Consists of (i) 53,287 shares of common stock and (ii) 19,287 shares of common stock that may be acquired pursuant to the vesting of RSUs within 60 days of April 10, 2025.
(8)	Consists of 3,660 shares of common stock that may be acquired pursuant to the vesting of RSUs within 60 days of April 10, 2025.
(9)	Consists of (i) 244,558 shares of common stock and (ii) 2,500 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2025.
(10)	Consists of (i) 66,074 shares of common stock and (ii) 200,521 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2025.
(11)

Consists of (i) 11,626,422 shares of common stock and (ii) an aggregate of 601,465 shares of common stock that may be acquired pursuant to the exercise of stock options or the vesting of RSUs within 60 days of April 10, 2025.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2024; except for as disclosed in the Form 4 filed on January 8, 2025 for K. Charles Janac, which corrects inadvertent overstatements of the number of securities beneficially owned by Charles and Lydia Janac Trust, for which K. Charles Janac serves as trustee, that were reported on Form 4s filed between December 13, 2024 and January 6, 2025, and a late Form 4 filed on June 10, 2024 for Antonio J. Viana due to administrative delays.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Arteris stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to the Company: 900 E. Hamilton Ave., Suite 300, Campbell, California 95008. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker, or (3) request from the Company at (408) 470-7300. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Arteris, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary of the Company, 900 E. Hamilton Ave., Suite 300 Campbell, CA 95008.

By Order of the Board of Directors

/s/ K. CHARLES JANAC
K. Charles Janac
Chairman, President and Chief Executive Officer

April 23, 2025

Arteris, Inc. 900 E. Hamilton Avenue, Suite 300 Campbell, CA 95008 (408) 470-7300 www.arteris.com

Your voteP.O. BOX 8016, CARY, NC 27512-9903 matters!Have your ballot ready and please use one of the methods below for easy voting:Your control numberHave the 12 digit control number located in the box above available when you access the website and follow the instructions.Arteris, Inc. Internet:www.proxypush.com/AIP• Cast your vote onlineAnnual Meeting of Stockholders • Have your Proxy Card ready• Follow the simple instructions to record your voteFor Stockholders of record as of April 10, 2025 Phone: Tuesday, June 3, 2025 8:30 AM, Pacific Time 1-866-458-2653Annual meeting to be held virtually via the internet—please visit • Use any touch-tone telephone• Have your Proxy Card ready www.proxydocs.com/AIP for more details. • Follow the simple recorded instructionsMail:• Mark, sign and date your Proxy Card• Fold and return your Proxy Card in the postage-paidYOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 8:30 AM, Pacific Time, June 3, 2025. Virtual:You must register to attend the meeting online and/or participate at www.proxydocs.com/AIPThis proxy is being solicited on behalf of the Board of DirectorsThe undersigned hereby appoints (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Arteris, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDECopyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Arteris, Inc. Annual Meeting of StockholdersPlease make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE:    FOR PROPOSALS 1 AND 2BOARD OF DIRECTORSPROPOSAL YOUR VOTE RECOMMENDS1. Election of Class I directors whose current terms will expire at the annual meeting of stockholders to be held in 2025.FOR WITHHOLD1.01 K. Charles Janac FOR#P2# #P2#1.02 S. Atiq Raza FOR#P3# #P3#FOR AGAINST ABSTAIN2. To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of FORDeloitte & Touche LLP, as the independent registered public accounting firm and independent #P4# #P4# #P4# auditor of the Company for its year ending December 31, 2025;3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.You must register to attend the meeting online and/or participate at www.proxydocs.com/AIPAuthorized Signatures—Must be completed for your instructions to be executed.Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.Signature (and Title if applicable) Date Signature (if held jointly) Date